Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES FOURTH QUARTER, YEAR-END RESULTS

Sales of $11 Million, $0.05 Loss per Share;
Loss per Share $0.01- Excluding Merger Related Expenses (Non-GAAP)

Mountain View, Calif., February 16, 2005 . . . RITA Medical Systems, Inc. (Nasdaq: RITA), a medical oncology device company, today announced that its July 2004 merger with Horizon Medical Products began to result in significant and positive operating progress as sales increased and losses decreased in the fourth quarter of 2004.

The Company reported that growth in its international business, and a recovery in utilization and reorder rates in its core radiofrequency ablation (RFA) and specialty access catheter (SAC) businesses, resulted in total sales for the fourth quarter ended December 31, 2004 of $11.0 million. The net loss for the 2004 fourth quarter was $1.9 million, or $0.05 loss per share, including $1.5 million in merger related expenses, representing a 16 percent improvement from the 2003 fourth quarter net loss. The non-GAAP net loss for the 2004 fourth quarter (excluding the merger related expenses) was $0.4 million, or $0.01 loss per share, representing an 81 percent improvement from 2003 fourth quarter net loss. Gross margins in the 2004 fourth quarter were 54 percent, including me rger related costs. On a non-GAAP basis, gross margins (excluding merger related costs) in the 2004 fourth quarter were 62 percent.

The fourth quarter and fiscal year 2004 GAAP results include merger related expenses associated with the Company’s merger with Horizon Medical Products in July 2004. A reconciliation of GAAP and non-GAAP results is provided below.

Sequentially, the Company increased its total sales in the 2004 fourth quarter 38 percent from total sales of $8.0 million in the 2004 third quarter and trimmed its net loss by 43 percent from the $3.3 million net loss in the 2004 third quarter. The third quarter of 2004 includes approximately two months of financial results from the SAC product lines, as RITA closed its merger with Horizon on July 29, 2004. Sales for the third and fourth quarters of 2004 are presented in the table below by region and product line, as are non-GAAP sales for the third quarter of 2004; these non-GAAP third quarter sales figures include the July 2004 results of Horizon (in millions):

		Quarter 3, 2004		Quarter 4, 2004
		GAAP	Non-GAAP	GAAP
Domestic	RF	$2.8	$2.8	$3.7
	SAC	4.0	5.2	5.7
	Total	$6.8	$8.0	$9.4

International	RF	$0.8	$0.8	$1.0
	SAC	0.4	0.5	0.6
	Total	$1.2	$1.3	$1.6

Total		$8.0	$9.3	$11.0

President and Chief Executive Officer Joseph M. DeVivo said that the organization executed well against the business plan in the fourth quarter and that the company believes that the results demonstrate the benefits of the merger and the operating potential of RITA and its oncology product line.

“The results of the quarter reflect the gains in productivity we expected as a result of the merger,” said Mr. DeVivo. “As we build momentum in sales and marketing, in research and development, and throughout the organization, we believe that profitability, net of remaining merger related expenses, is within reach in the first quarter of 2005.

“International sales continued to beat our expectations in the period, posting strong sequential growth rates,” continued Mr. DeVivo. “And we see evidence that the merger has allowed us to leverage existing international sales channels to produce new growth opportunities for our SAC products.”

Total 2004 sales were $28.2 million, with a net loss of $9.3 million, or $0.35 loss per share, compared to 2003 total sales of $16.6 million, and a net loss of $11.1 million, or $0.63 loss per share.

Operating expenses for the fourth quarter and year ended December 31, 2004 were $7.4 million and $25.7 million, respectively, compared to $4.8 million and $21.7 million in the respective 2003 periods. Operating expenses for the fourth quarter include $220,000 in restructuring charges consisting of severance expenses. Severance expenses included in operating expenses for the year ended December 31, 2004 total $1.3 million.

The balance of cash, cash equivalents, and marketable securities was $13.9 million as of December 31, 2004, compared to $4.1 million as of September 30, 2004. In February, 2005, RIAT prepaid $6.5 million to certain holders of the Company's debt.

Significant milestones and developments at RITA during the 2004 fourth quarter included:

•	Added 49 new RFA customers worldwide, 19 in the U.S. and 30 internationally
•	Net of integration expense, the Company posted $942 of EBITDA, the first EBITDA positive quarter in history as public company
•	Identified additional integration savings as a result of the merger with Horizon, taking total estimated operating synergies from $6 million to approximately $8 million, expected to be realized throughout 2005
•	Manchester, GA manufacturing facility receives TUV certification to produce RFA devices
•	Strengthened balance sheet by raising $11.1 million, net of expenses, through a private placement of RITA securities

•	Continued international growth, highlighted by first material reorders in Japan in more than a year
•	Reported the following clinical activities at Radiological Society of North America (RSNA) meeting:
o	Presentation of positive 5-year survival data on the RFA treatment of primary liver cancer entitled, “Tumor Radiofrequency Ablation Italian Network (TRAIN) Survival Analysis in Breast Cancer Patients with Isolated Hepatic Metastases”
o	Presentation of positive 5-year clinical paper on the RFA treatment of colorectal metastases in the liver entitled, “Tumor Radiofrequency Ablation Italian Network (TRAIN): Long-term Results in Hepatic Colorectal Cancer Metastases”
o	Presentation of positive survival data following 18-month lung cancer trial using RFA entitled, “Radiofrequency Ablation of Stage 1A Non-small Cell Lung Cancer: A Prospective Multicenter Clinical Trial”
•	Initiated pilot study to identify the feasibility of RFA-assisted lumpectomy, which may offer protection against recurrence without the use of partial or whole breast radiation, the current standard of care following lumpectomy.
•	Wall Street Journal article entitled, “New Therapies Target Once-Untreatable Cancers” published November 30, 2004, highlighting RFA as an important alternative to chemotherapy alone for patients who have few or no alternatives

Sarbanes-Oxley (SOX) Compliance Update

The Company is continuing its SOX assessment of its internal controls over financial reporting.  To date, the Company has identified material weaknesses in its internal controls regarding its procurement process and it may identify in the future additional deficiencies in certain of its internal controls.  The material weaknesses that the Company has identified are its failure to accrue for certain invoices at year end and to properly reconcile accrued liabilities at year end.  The financial results that the Company reported today reflect the proper accruals and reconciliations.  Although the Company's remediation efforts are underway, these material weaknesses will not be considered remediated until new internal controls are operational f or a period of time and are tested, and management and its independent registered public accounting firm conclude that these new controls are operating effectively.  The Company’s independent registered public accounting firm will not be able to reach such a conclusion until it completes its audit of the Company’s results of operations for the year ended December 31, 2005. As a result of these material weaknesses that have been identified to date, the Company believes that its independent registered public accounting firm will issue an adverse opinion on the Company's internal controls in the Company's 2004 Annual Report on Form 10-K.

Use Of Non-GAAP Financial Measures

The Company uses, and this press release contains, non-GAAP measures of third quarter 2004 sales, gross margin, net loss and net loss per common share that are adjusted from GAAP results to exclude certain merger related items. The Company uses a non-GAAP measure of sales for the third quarter of 2004 because inclusion of the July 2004 sales of SAC products by Horizon makes possible a meaningful comparison of sequential sales growth between the third and fourth quarter of 2004. The Company uses a non-GAAP measure of gross margin, excluding merger related expenses, because it believes its current manufacturing experience reflects unusual costs driven by integration of its operations and, as such, does not help the Company predict fu ture margins. Similarly, the Company uses non-GAAP measures of net loss and net loss per common share excluding merger related expenses because it believes the merger related severance expense and other merger related expenses in the Company’s current results are unlikely to affect future periods, at least to the same extent, and are therefore not helpful to the Company in predicting its future results of operations. Additionally, the Company uses as a metric, and this press release refers to, earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculation of EBITDA has no basis in GAAP. The Company believes that each of these non-GAAP measures provide useful information to investors, permitting a better evaluation of the Company’s ongoing business performance, including evaluation of the Company’s performance against its competitors in the healthcare industry. The presentation of these non-GAAP measures is not meant to be considered in isolation or as a su bstitute for the Company’s financial results prepared in accordance with GAAP. Reconciliations of these measures to the most directly comparable GAAP measures follow below.

Reconciliation of GAAP to non-GAAP gross margin (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

GAAP sales	$10,961	$4,195	$28,215	$16,607

GAAP cost of goods sold	5,094	1,636	11,200	6,166

Adjustment to remove manufacturing
and inventory costs associated
with integration of operations	(967)	-	(967)	-

Non-GAAP cost of goods sold	4,127	1,636	10,233	6,166

Non-GAAP gross profit	$6,834	$2,559	$17,982	$10,441

Non-GAAP gross margin	62%	61%	64%	63%

Reconciliation of GAAP to non-GAAP net loss and net loss per common share, basic and diluted (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

GAAP net loss	$(1,872)	$(2,241)	$(9,303)	$(11,079)

Adjustment to remove manufacturing
and inventory costs associated
with integration of operations	967	-	967	-

Adjustment to remove severance	220		1,309

Adjustment to remove other integration expenses	266	-	629	-

Non-GAAP net loss	$(419)	$(2,241)	$(6,398)	$(11,079)

Non-GAAP net loss per common share,
basic and diluted	$(0.01)	$(0.12)	$(0.24)	$(0.63)

Shares used in computing non-GAAP net
loss per common share, basic and diluted	38,574	17,971	26,465	17,647

Reconciliation of net loss to EBITDA, net of integration expenses (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

GAAP net loss	$(1,872)	$(2,241)	$(9,303)	$(11,079)

Add: Depreciation and amortization	991	431	2,568	1,663

Add: Interest expense	362	-	604	-

Add: Integration expenses	1,453	-	2,905	-

Deduct: (Interest income) and other expense,
net	8	(35)	(19)	(192)

EBITDA, net of integration expenses	$942	$(1,845)	$(3,245)	$(9,608)

Reconciliation of third quarter 2004 GAAP sales to non-GAAP sales (in thousands):

	Three Months Ended September 30, 2004
	Domestic	International	Total
GAAP sales, Q3 2004	$6,828	$1,123	$7,951

Add: July 2004 sales of specialty access
catheter products by Horizon	1,218	102	1,320

Non-GAAP sales, Q3 2004	$8,046	$1,225	$9,271

Conference Call Information

Management will host a conference call to be broadcast live on the Internet today at 11:30 a.m. EST (Eastern). Slides will be used to accompany this conference call. To access the webcast and slides, please go to the webcast link provided on the home page of RITA’s website at http://www.ritamedical.com/ and click on the “PowerPoint and Audio” link. After you register your name and company, you will be given access to the webcast and slides. Web participants are encouraged to go to the webcast site at least 15 minutes prior to the start of the call to register, download and install any necessary sof tware. A live webcast and archive of the call can also be accessed at these sites. Any financial and other statistical information discussed during the call can be accessed from the home page of RITA’s website at http://www.ritamedical.com.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary VTX® technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death.

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the costs and success of the Company’s integration with Horizon, the Company’s ability to achieve and sustain profitability and the rate of growth of the Company’s international sales, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

TABLES FOLLOW

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales	$10,961	$4,195	$28,215	$16,607
Cost of goods sold	5,094	1,636	11,200	6,166
Gross profit	5,867	2,559	17,015	10,441

Operating expenses:
Research and development	1,035	899	3,787	4,294
Selling, general and administrative	6,114	3,936	20,637	17,418
Restructuring charges	220	-	1,309	-
Total operating expenses	7,369	4,835	25,733	21,712

Loss from operations	(1,502)	(2,276)	(8,718)	(11,271)

Interest expense	(362)	-	(604)	-
Interest income and other (expense), net	(8)	35	19	192

Net loss	$(1,872)	$(2,241)	$(9,303)	$(11,079)

Net loss per common share, basic and diluted	$(0.05)	$(0.12)	$(0.35)	$(0.63)

Shares used in computing net loss per
common share, basic and diluted	38,574	17,971	26,465	17,647

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$12,978	$4,580
Marketable securities	880	4,022
Accounts and note receivable, net	6,410	2,990
Inventories	7,126	2,192
Prepaid assets and other current assets	792	1,028
Total current assets	28,186	14,812
Long term marketable securites	-	933
Long term note receivable, net	177	338
Property and equipment, net	1,966	1,089
Goodwill	91,339	-
Intangible assets	30,600	4,814
Other assets	41	47
Total assets	$152,309	$22,033

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$6,731	$2,926
Current portion of long term debt	7,200	-
Total current liabilities	13,931	2,926
Long term liabilities	9,722	23
Stockholders' equity	128,656	19,084
Total liabilities and stockholders' equity	$152,309	$22,033